CODE of ETHICS with INSIDER TRADING POLICY
AMENDED AND RESTATED JANUARY 1, 2022

COHO PARTNERS, LTD.

300 Berwyn Park • 801 Cassatt Road • Suite 100 Berwyn • PA 19312 • 484.318.7575
opartners.com

1.1Overview
This Code of Ethics (the “Code”) has been adopted by the Firm, as the investment advisor to, among others, the Coho Relative Value Equity Fund and the Coho Relative Value ESG Fund (together, the “Funds), in compliance with Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”) and the Investment Advisers Act of 1940 (the “Advisers Act). The Investment Company Act of 1940 prohibits the Firm and its employees, in connection with the purchase and sale, directly or indirectly, of a security held or to be acquired by the Funds to a) employ any device, scheme or artifice to defraud the Funds; b) make any untrue statement of a material fact to the Funds, or omit to state a material fact necessary in order to make the statements made to the Funds, in light of the circumstances under which they are made, not misleading; c) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Funds; or d) engage in any manipulative practice with respect to the Funds.

Our Code is also based on the principle that every director, officer, and employee, or outsourced Supervised Person of the Firm, designated as an Access Person, is to always place the interests of all clients of the Firm before his or her own personal interests. Each director, officer, employee, and outsourced Supervised Person of the Firm designated as an Access Person covered by this Code is to avoid any actual or potential conflicts of interest with the Firm and must comply with the provisions of the Code in all personal securities transactions.
Please direct questions concerning this Code to the Chief Compliance Officer of the Firm.

1.2Definitions
1.“Access Person” means:
The Firm considers all full-time employees of the Firm to be Access Persons. Any other part-time, temporary, intern, contract person, or other outsourced service provider who performs administrative or non-investment functions for the Firm and with no routine access in advance of non-public information regarding the investment decisions, recommendations, or knowledge of the potential portfolio holdings of any Firm client, will not be Access Persons.

An Access Person may also be any outsourced service provider who, other than not being employed by the Firm, meets the criteria of being an Access Person. Those individuals will be subject to all the provisions of the Code and their compliance with the Code is the responsibility of the Firm.

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1.“Advisory Person” means:
a.Any Firm employee who, in connection with his/her regular functions or duties, is involved in making securities recommendations to a client, or who has access in advance to such recommendations that are non-public;
b.Any Firm employee acting as a portfolio manager of any Firm client;
c.Any Firm employee who, in connection with their regular functions or duties, makes, participates in, or executes the purchase or sale of a security for a client; and
d.Any Supervised Person of the Firm whose functions relate to making any recommendations with respect to the purchase or sale of a security for a client.
A person does not become an “Advisory Person” simply by (i) normally assisting in the preparation of public reports, or receiving public reports, but not receiving information about current recommendations or trading; or (ii) infrequently or inadvertently obtaining knowledge of current recommendations or trading activity.
All Advisory Persons are Access Persons. However, not all Access Persons are Advisory Persons.

2.“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan may include but is not limited to dividend reinvestment plans, 401k plans, and 529 plans in which automatic payroll deductions are being made on a regular schedule.

3.“BasisCode” is the compliance software system that is used for monitoring many compliance activities, including but not limited to, Code of Ethics requirements such as pre-clearance of personal securities transactions, initial and annual holdings reports, gifts and entertainment, outside business activities, political donations, and quarterly and annual certifications and attestations.

4.“BasisCode Security” includes the securities that must be entered into the BasisCode Trading portal when an employee wishes to enter a trade for any account for which they have control or ownership. A BasisCode Security includes the following:
“Reportable Securities” as defined herein;
“Reportable Funds” as defined herein; and
“Restricted Securities” as defined herein.
This definition does not require that any “Excluded Securities” as defined herein be entered into the BasisCode Trading portal by any Supervised Person, including all Access Persons.
See section 1.4(F) below for more details on trade request approval.

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1.“Beneficial Ownership” will be interpreted in the same manner as it would be in determining whether a person has beneficial ownership of a security as outlined in Section 16a-1(a)(2) of the 1934 Act. The determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires. For purposes of this policy, “Beneficial Ownership” includes securities held by:

Your spouse, minor children or relatives who share the same house with you;
An estate for your benefit;
A trust, of which (a) you are a trustee or you or members of your immediate family have a vested interest in the income or corpus of the trust, or (b) you own a vested beneficial interest, or (c) you are the grantor and you have the power to revoke the trust without the consent of all beneficiaries;
A partnership in which you are a partner;
A corporation (other than with respect to treasury shares of the corporation) of which you are an officer, director, or 10% shareholder;
Any other person if, by reason of contract, understanding, relationship, agreement, or other arrangement, you obtain benefits substantially equivalent to those of ownership; and
Your spouse or minor children or any other person, if, even though you do not obtain from them benefits of ownership, you can vest or re-vest title in yourself at once or at some future time.
A beneficial owner of a security also includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power and/or investment power with respect to such security. Voting power includes the power to vote, or to direct the voting of such security, and investment power includes the power to dispose, or direct the disposition of such security. A person is the beneficial owner of a security if he or she has the right to acquire beneficial ownership of such security at any time within sixty days.

5.“Brokerage Account” means any account with a broker, dealer or bank that may hold securities.

6.“CCO” means the Firm's Chief Compliance Officer. The CCO is an Access Person of the Firm.

7.“Coho 250” means the universe of stocks which is modified annually and from which Coho selects the specific stocks which make up its model portfolios and which populate client portfolios. All securities in the currently effective Coho 250, including other associated share classes or any derivative of that particular security, are “Restricted Securities” as defined herein and are banned from the purchase or sale by any Access Person, with limited exceptions, while they are part of the Coho 250 universe.

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8.“Compliance” refers to any member of the Compliance team who has been delegated responsibility by the CCO or Executive Officer of the Firm to perform general or specific compliance functions. A member of the Compliance team may also include an outsourced service provider who has entered into a contractual agreement with the Firm to provide compliance related services.

9.“Control” has the same meaning as set forth in Section 2(a)(9) of the 1940 Act. In summary, control means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

10.“Client” means any person or entity for which the Firm acts as an investment adviser.

11.“ETFs” are Exchange Traded Funds and include shares issued by open-end and closed- end investment companies and those issued by Unit Investment Trusts.

12.“Excluded Securities” include the following securities:
Direct obligations of the United States government;
Bankers’ acceptances, bank certificates of deposit, commercial paper and other high-quality, short-term debt instruments, including repurchase agreements; and
Shares issued by any money market fund.

2.“Fund” means an investment company registered under the 1940 Act.

3.“Immediate Family Members” includes the following:

child	grandparent	son-in-law
stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law
stepparent	father-in-law
Immediate Family includes adoptive relationships and any other relationship (whether recognized by law or not) which could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety, which this Code is intended to prevent.

4.“Limited Offering”, also known as a “Private Placement Offering” means an offering that is exempt from registration under the Securities Act of 1933.

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5.“Purchase or Sale of a Security” includes, among other things, the writing of an option to purchase or sell a security. A security is “being considered for purchase or sale” when a recommendation is made by the Firm’s Investment Team to purchase or sell a security firmwide, and such recommendation has been communicated to Firm members.

6.“Material Non-Public Information” refers to certain information about a company that has not been disseminated to the public which could affect its market value and investment decisions.
7.“Reportable Fund” means:
a.Any Fund for which the Firm serves as an investment adviser, currently COHOX and/or CESGX; and
b.Any ETF.

13.“Reportable Security” includes:
any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

For the purposes of our Code, all Reportable Funds, including any ETFs, and all Restricted Securities, are considered a Reportable Security and must be entered into BasisCode to initiate any trade. See section 1.4(F) below for more details on trade request approval.

14.“Restricted Security” includes any security in the current Coho 250 universe as defined above.

Restricted Securities can only be purchased and sold in very limited circumstances.

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Purchases of a Restricted Security can only be made in two instances. The first is if the employee’s portfolio is managed by the Firm and such purchase follows the model utilized by the Firm for the employee account. Employees cannot direct the trading of any securities in their account(s) other than to request restrictions on securities held in their account(s). Purchases initiated by the Firm for the employee’s portfolio under this circumstance do not need pre-approval. The second instance where a purchase is allowed is if the employee has established a blind trust account with an outside investment manager where the employee has no knowledge of the trading activity occurring in the trust. These purchases in the blind trust would not need pre-approval as the employee would have no knowledge of the trades in advance.

Sales of a Restricted Security can only be made under several conditions. The first is if the employee’s portfolio is managed by the Firm and such sale follows the model utilized by the Firm for the employee account. Employees cannot direct the trading of any securities in their account(s) other than to request restrictions on securities held in their account(s). Sales initiated by the Firm for the employee’s portfolio under this circumstance do not need pre-approval.

Other instances where a sale of a Restricted Security for an employee can be completed, with prior Compliance approval, includes (a) if the security was held in the employee’s portfolio prior to the security to be traded becoming part of the Coho 250 universe, and (b) the security was held in an employee’s portfolio prior to the date of employment. Under both (a) and (b) above, the security can be sold by entering the requested transaction into the BasisCode Trading portal and receiving advance approval by Compliance pending either the absence of trading activity in the same security by the Firm, or the trade is part of an aggregated block trade by the Firm.

15.“Supervised Person” has the same meaning as set forth in Section 202(a)(25) of the Investment Advisers Act of 1940. In summary, a supervised person is any officer, director, partner, and employee of an Adviser, and any other person who provides advice on behalf of an Adviser and is subject to the Adviser’s supervision and control.

1.1Standards of Conduct
The Firm believes all its Supervised Persons, as fiduciaries, have a duty of utmost good faith to act solely in the best interests of the Firm's clients. The Firm’s fiduciary duty compels all its Supervised Persons to act with the utmost integrity in all dealings. This fiduciary duty is the core principle underlying this Code and represents the Firm’s core expectations related to any activities of its Supervised Persons.
Personal Conduct
1.Giving or Receiving of Gifts or Entertainment

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No employee, director or officer may give or receive any single gift or entertainment with a value of more than $500 to/from any person that does business with or on behalf of the Firm without specific approval in advance by Compliance.

All gifts and entertainment requests (given or received) over $100 in value must be submitted through BasisCode, detailing the provider/recipient of the gift or entertainment and the nature and value of the gift or entertainment. If the value is under $500, submission alone is sufficient. If any single instance of providing or receiving a gift or entertainment exceeds the $500 threshold, Compliance must approve the request in advance. The request will include an attestation that indicates that the provider/recipient is not obligated, nor have they committed the Firm to any activity which would cause the individual or Firm to be out of compliance with the Code.
2.Charitable Contributions
All charitable contributions exceeding $500 made by the Firm to any charitable organization, including those requested by a client of the Firm, must be approved in advance by Compliance. No charitable contribution can be made payable directly to an individual client of the Firm, but rather must be made to an entity. If the value is under $500, submission alone is sufficient. All charitable contributions must be submitted through BasisCode but only those contributions over $500 will require approval.
3.Service as Director for an Outside Company
Advisory Persons may not serve on the Board of Directors of a publicly traded company without prior written approval from Compliance. Such approval shall be based upon a documented finding by Compliance that such service shall not be likely to result in a conflict of interest with the Firm and the Advisory Person.
4.Protection of Material Non-Public Information
All employees must review and comply with the Firm’s Insider Trading Policies and Procedures in the attached Appendix.

1.2Personal Securities Trading Policy
A.Prohibited Transactions
Buy or Sell Order of a Coho 250 Security
Access Persons may not purchase or sell, directly or indirectly, any security which is a part of the Coho 250 universe of securities during the effective period of that version of the Coho 250, for any account in which he/she has any direct or indirect Beneficial Ownership, except as noted in the Restricted Security definition above. When a security in the Coho 250 is offered in more than one share class, all share

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classes of that company are restricted in the same manner.

The Coho 250 universe is generally produced on an annual basis and will be published to the BasisCode Library portal which is accessible to all employees upon its effective date. The Coho 250 universe will continue to be in force until the effective date of the next distributed Coho 250 universe.

Any new Access Person who, directly or indirectly, owns a security included in the Coho 250 universe which was acquired prior to their employment will not be required to sell that holding, however they must enter any subsequent sell order through the BasisCode Trading portal and must receive prior written approval before selling any or all their existing position in that security. There can be no further accumulation of that security while it is in the Coho 250.

In the event an existing Access Person were to acquire, directly or indirectly, a security that at the time of purchase was not included in the Coho 250, but that subsequently became a member of the Coho 250, the Access Person will not be required to sell that holding, however they must enter any subsequent sell order through the BasisCode Trading portal and must receive prior written approval before selling any or all their existing position in that security. There can be no further accumulation of that security while it is in the Coho 250.

This is a strict prohibition during any period of the Coho 250 universe.

B.General Pre-Clearance of Personal Securities Transactions
All Access Persons must obtain clearance as described in this Code through the BasisCode Trading portal prior to executing a personal securities transaction in any BasisCode Security which includes Reportable Securities, Reportable Funds, and Restricted Securities. This pre-clearance requirement extends to trusts over which the Access Person has discretionary authority.

Notification of a prospective transaction and any subsequent approval of a prospective transaction must be completed through the BasisCode Trading portal. No transaction, other than those in Excluded Securities can be initiated until approval is received through the BasisCode Trading portal in advance of such transaction being initiated by the individual contemplating the transaction.

Once approval is received through the BasisCode Trading portal for any personal securities transaction, the individual receiving such approval shall have two trading days following the date of approval to execute the transaction, after which time a new BasisCode trade request must be entered into the BasisCode Trading portal, and a new approval obtained if the initial trade was not executed. It is the responsibility of the individual receiving trade approval to execute the trade within

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the time frame allowed. Any failure to execute the trade within the allowed period may result in a reversal of the trade and disgorgement of any profits at the sole discretion of the CCO given the facts of such trade activity.
C.Initial Public Offerings and Limited Offerings
All Access Persons must obtain prior written approval from Compliance before directly or indirectly acquiring Beneficial Ownership in any security in an Initial Public Offering or in a Limited Offering, including private placement offerings. Such approval shall be based upon a finding by Compliance in advance of such purchase that the transaction shall not be likely to result in a conflict of interest between the Firm and the Access Person.

D.Reportable Securities, Reportable Funds and Restricted Securities Transactions
No Access Person shall purchase or sell, directly or indirectly, any Reportable Securities, Reportable Funds, or Restricted Securities unless that person has submitted the proposed trade into the BasisCode Trading portal and subsequently received approval through the BasisCode Trading portal in advance of such transaction being initiated. This includes transactions of and between the Firm’s Funds, COHOX and CESGX.

Approval must be obtained through the BasisCode Trading portal which evaluates all submitted trade requests and submits those needing additional Compliance review to the designated approvers.

E.BasisCode Securities
For the purposes of our Code, all securities transactions involving any security of any type, except Excluded Securities, will be known as a BasisCode Security. This includes all Reportable Securities, Reportable Funds, and Restricted Securities. A trade in a BasisCode Security will require the individual contemplating the trade to enter the information for any proposed trade into the BasisCode Trading portal.

Trades in Excluded Securities do not need to be entered into the BasisCode Trading portal and do not need any approval.

F.Auto Approve / Auto Reject / Review
Trade requests entered in the BasisCode Trading portal for all BasisCode Securities will receive an Auto Approval, Auto Rejection, or will require further review. Examples of an Auto Approval would include the purchase of any non-Coho mutual fund or purchase of any security not in the Coho 250 universe. An example of an Auto Reject would be a request to purchase any security in the Coho 250 universe.

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However, if the trade request were to sell a security in the Coho 250, Compliance will automatically be notified to review the trade. Another example of a trade that will automatically require Compliance review would be the requested purchase or sale of a Coho managed mutual fund. Compliance would be notified to review the trade request.
G.Exempted Transactions
Any prohibitions, pre-clearance and other requirements of this policy do not apply to the following transactions:
a.Purchases or sales of Excluded Securities as defined in this policy;
b.Purchases or sales of Securities effected in any account over which the Access Person has no direct or indirect influence or control, i.e.) a blind trust;
c.Purchases or sales of Securities that are non-volitional on the part of the Access Person, such as dividend re-investments;
d.Purchases of Securities that are part of an automatic investment plan; and
e.Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, or sales of such rights.

H.Firm Managed Employee Portfolios
Supervised Persons may not serve as portfolio managers to their personal accounts which are managed by the Firm. No employee account will be given preferential treatment but will be managed the same as any other client account. Firm employees may be exempt from management fees charged by the Firm to manage their personal accounts

I.Interested Party Transactions
Advisory Persons may not provide coverage of any security in the Coho 250 for which that individual has any beneficial ownership without documented approval from the Investment Committee of the Firm. Such written approval from the Investment Committee will be provided to both the individual seeking the exemption and Compliance.

1.3Reporting Requirements
A.Reporting Requirements by Access Persons
1.Initial & Annual Holdings Reports

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All Access Persons are required to provide a report of all personal holdings in a Reportable Security, Reportable Fund, or Restricted Security (other than holdings of Excluded Securities) to Compliance, or other designated Firm compliance person, not later than 10 calendar days after being designated as an Access Person. All Access Persons are further required to provide a report of all personal holdings in a Reportable Security, Reportable Fund, or Restricted Security (other than holdings of Excluded Securities) to Compliance, or other designated Firm compliance person, not later than 45 calendar days after each calendar year end.
All Access Persons will cause to be submitted duplicate copies of all securities account statements, including any newly opened securities account statements, via the BasisCode Direct Feed. In limited approved circumstances, Compliance may accept duplicate statements electronically via email, or via paper copies mailed directly from the brokerage firm to Compliance, or another designated person.
Brokerage statements which contain the same information noted below will be viewed as an acceptable form of reporting, provided they are received within thirty days of the end of any reporting period, or in accordance with the brokerage firm’s delivery schedule.
In addition, each Access Person when submitting a report, shall certify that the information contained in each such report is accurate, complete and that the Access Person has reported all required information. The report described in this Section must contain the following information:
(a)Security Name
(b)Ticker Symbol or CUSIP number
(c)Number of Shares or Par
(d)Principal Amount
(e)Broker, Dealer or Bank Name
(f)Date of the Report
Additionally, Access Persons, on an on-going basis shall also list all open or closed brokerage accounts in which the Access Person or immediate family member holds, can hold, or which held a personal Reportable Security, Reportable Fund, or Restricted Security.
2.Quarterly Transaction Reports
Not later than 30 calendar days following the end of each calendar quarter, all Access Persons shall submit through BasisCode a report listing all personal

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transactions in any BasisCode Security (other than transactions in Excluded Securities) pursuant to which the Access Person obtained a direct or indirect beneficial ownership interest.
This information will be uploaded via the BasisCode Direct Feed. In limited approved circumstances, Compliance may accept duplicate statements electronically via email, or via paper copies mailed directly from the brokerage firm to Compliance, or another designated person.
Brokerage statements which contain the same information noted below will be viewed as an acceptable form of reporting, provided they are received within thirty days of the end of any reporting period, or in accordance with the brokerage firm’s delivery schedule.
The report to be filled out by each individual Access Person will be provided through BasisCode and will also contain an attestation from the Access Person certifying the accuracy and completeness of the report as well as any other information Compliance may deem appropriate.
If an Access Person effected no transactions during the applicable quarter, he/she shall still file a signed and dated report indicating as such.
As part of the Quarterly Report the Access Person will also report any new brokerage accounts established within the applicable quarter in which any BasisCode Security, with the exception of Excluded Securities, that were held during the quarter in which he/she has a direct or indirect beneficial interest. A brokerage account as described in the definitions above means any account with a broker, dealer or bank that may hold securities.
The information to be provided with respect to the newly established brokerage account should include a) the name of the broker, dealer or bank with whom the Access Person established the account; b) the date the account was established;
c) the date that the report is submitted by the Access Person; and d) the exact titling of the account.
The following transactions are not required to be reported:
(a)Transactions in Excluded Securities;
(b)Transactions effected through an automatic investment plan, including any retirement plan, so long as the investment allocation was determined in advance of the actual trade; and
(c)Transactions that duplicate information contained in brokerage trade confirmations or account statements received by Compliance no later than 30 days following the applicable calendar quarter, or in accordance with the brokerage firm’s delivery schedule.

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B.Disclaimer of Ownership
A report may contain a statement that it shall not be construed as an admission by the person making the report that he has any direct or indirect beneficial ownership in the reported security.

C.Submission of Duplicate Periodic Statements
Each Access Person must arrange for duplicate copies of statements of all brokerage accounts for which they have direct or indirect beneficial interest, as well as duplicate statements for accounts of Immediate Family Members living in the household for which they have direct or indirect beneficial interest be uploaded through the BasisCode Direct Feed.
In limited approved circumstances, Compliance may accept duplicate statements electronically via email, or via paper copies mailed directly from the brokerage firm to Compliance, or another designated person.

1.4Record Keeping Requirements
Compliance will keep the applicable records regarding this Code for the specified number of years as required in the Advisers Act, as well as in accordance with Rule 17j-1(f) of the Investment Company Act of 1940 and its associated requirements.

1.5Certifications
Each Access Person will provide written certification initially upon receiving the Code, and then again at any point in the future if the Code is updated and contains any material changes.

1.6Reporting of Violations
The Firm takes the potential for conflicts of interest caused by personal investing very seriously. Accordingly, persons that become aware of a violation of the Code are required to promptly report such violation to the CCO, or in the event the violation involves the CCO, to the President or other officer of the Firm. Any person who seeks to retaliate against a person who reports a Code violation shall be subject to sanctions. The Firm provides an anonymous Whistleblower Portal through BasisCode.

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1.7Sanctions
The Firm’s management may impose sanctions it deems appropriate upon any person who violates the Code. In addition, the Firm’s management may impose sanctions it deems appropriate upon any person who has engaged in a course of conduct that, although in technical compliance with the Code, is part of a plan or scheme to evade the provisions of the Code. Sanctions may include a letter of censure, suspension of employment, termination of employment, fines, and disgorgement of profits from prohibited or restricted transactions.

2.1Review and Supervisory Reporting
A.Review Procedures
1.Compliance shall review reports, including the initial holdings reports, annual holdings reports, personal securities transaction reports, and quarterly transaction reports to detect violations of the Code.
2.No less frequently than annually, the Firm must furnish to the Board of MPS Series Trust (the “Board”) in whatever reasonable fashion the Board requests, and the Board must consider, a written report that a) describes any issues arising under the Code or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and b) certifies that the Advisor has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.
3.A designated Firm compliance person or Officer of the Firm will review all holdings reports and transaction reports of the CCO and approve, as may be required, any personal securities transactions of the CCO.
4.Senior management, or the CCO of the Firm, shall review this Code annually.

B.Reporting Procedures
5.Compliance shall promptly report to the CCO, or to the Firm’s senior management if any issue involves the CCO: (a) any transaction that appears to be in violation of the prohibitions contained in this Code; (b) any apparent violations of the reporting requirements contained in this Code; and (c) any procedures or sanctions imposed in response to a violation of this Code, including but not limited to a letter of censure, suspension or termination of the employment of the violator as imposed by the President of the Firm, or the unwinding of the transaction and disgorgement of the profits.

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In addition, the CCO will include this information in the Annual Report to be completed in accordance with Rule 206(4)-7.
6.The CCO will also include the following information, as is deemed appropriate and applicable, in the Annual Report to be completed in accordance with Rule 206(4)-7:
(a)a copy of the current Code;
(b)a summary of any changes in the Code's policies or procedures during the past year;
(c)a description of any issues arising under the Code or procedures since the last report, including but not limited to information about material violations of the Code, and sanctions imposed in response to material violations;
(d)an evaluation of current Code and a report on any recommended changes in the existing Code based upon the CCO's experience, evolving industry practices, or developments in applicable laws or regulations; and
(e)a certification that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

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APPENDIX
INSIDER TRADING POLICIES AND PROCEDURES
The Insider Trading and Securities Fraud Enforcement Act of 1988 ("ITSFEA") requires that all investment advisers and broker-dealers establish, maintain, and enforce written policies and procedures designed to detect and prevent the misuse of material non-public information by such investment adviser and/or broker-dealer, or any person associated with the investment adviser and/or broker-dealer.
Section 204A of the Advisers Act states that an investment adviser must adopt and disseminate written policies with respect to ITSFEA, and an investment adviser must also vigilantly review, update, and enforce them. Section 204A provides that every adviser subject to Section 204 of the Advisers Act shall be required to establish procedures to prevent insider trading.
The Firm has adopted the following policy, procedures, and supervisory procedures in addition to the Code of Ethics.
SECTION I – POLICY
The purpose of Section 1 is to familiarize the officers, directors, and employees of the Firm with issues concerning insider trading and to assist them in putting into context the policy and procedures on insider trading.
Policy Statement:
No person to whom this Statement on Insider Trading applies, including officers, directors, and employees, may trade, either personally or on behalf of others (such as private accounts managed by the Firm) while in possession of material, non-public information; nor may any officer, director, or employee of the Firm communicate material, non-public information to others in violation of the law. This conduct is frequently referred to as "insider trading." This policy applies to every officer, director, and employee of the Firm and extends to activities within and outside their duties with the Firm. It covers not only personal transactions of Firm Personnel, but indirect trading by family, friends and others, or the non-public distribution of inside information from you to others. Every officer, director, and employee must read and retain this policy statement. Any questions regarding the policy and procedures should be referred to the Chief Compliance Officer.
The term "insider trading" is not defined in the Federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an "insider") or the communications of material nonpublic information to others who may then seek to benefit from such information.
While the law concerning insider trading is not static, it is generally understood that the law prohibits:
(a)Trading by an insider, while in possession of material non-public information; or

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(b)Trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or
(c)Communicating material non-public information to others.
The elements of insider trading and the penalties for such unlawful conduct are discussed below.
1.Who is an Insider? The concept of "insider" is broad. It includes officers, directors, and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, an investment adviser may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

2.What is Material Information? Trading on inside information can be the basis for liability when the information is material. In general, information is "material" when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors, and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, a significant cybersecurity incident experienced by the company that has not yet been made public, and extraordinary management developments.

3.What is Non-Public Information? Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, the Wall Street Journal, or other publications of general circulation would be considered public. (Depending on the nature of the information, and the type and timing of the filing or other public release, it may be appropriate to allow for adequate time for the information to be "effectively" disseminated.)

4.Reason for Liability. (a) Fiduciary duty theory - in 1980, the Supreme Court found that there is no general duty to disclose before trading on material non-public information, but that such a duty arises only where there is a direct or indirect fiduciary relationship with the issuer or its agents. That is, there must be a relationship between the parties to the

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transaction such that one party has a right to expect that the other party will disclose any material non-public information or refrain from trading. (b) Misappropriation theory - another basis for insider trading liability is the 'misappropriation" theory, where liability is established when trading occurs on material non-public information that was stolen or misappropriated from any other person.

5.Penalties for Insider Trading. Penalties for trading on or communicating material non- public information are severe, both for individuals and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:
a.civil injunctions
b.treble damages
c.disgorgement of profits
d.jail sentences
e.fines for the person who committed the violation of up to three times the profit gained, or loss avoided, whether or not the person actually benefited, and
f.fines for the employer or other controlling person of up to the greater of $1 million or three times the amount of the profit gained, or loss avoided.
In addition, any violation of this policy statement can be expected to result in serious sanctions by the Firm, including dismissal of the persons involved.

SECTION II - PROCEDURES
The following procedures have been established to aid the officers, directors, and employees of the Firm to avoid insider trading, and to aid in preventing, detecting, and imposing sanctions against insider trading. Every officer, director, and employee of the Firm must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and/or criminal penalties. If you have any questions about these procedures, you should consult the Chief Compliance Officer.
1.Identifying Inside Information. Before trading for yourself or others, including private accounts managed by the Firm, in the securities of a company about which you may have potential inside information, ask yourself the following questions:
i.Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?
ii.Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal, or other publications of general circulation?

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If, after consideration of the above, you believe that the information is material and non- public, or if you have questions as to whether the information is material and non-public, you should take the following steps:
i.Report the matter immediately to the Chief Compliance Officer.
ii.Do not purchase or sell the security on behalf of yourself or others, including investment companies or private accounts managed by a Provider.
iii.Do not communicate the information to anybody, other than to the Chief Compliance Officer.
iv.After the Chief Compliance Officer has reviewed the issue, you will be instructed to either continue the prohibitions against trading and communication, or you will be allowed to communicate the information and then trade.
2.Restricting Access to Material Non-public Information. Any information in your possession that you identify as material and non-public may not be communicated other than in the course of performing your duties to anyone, including persons within your company, except as provided in paragraph I above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed; access to computer files containing material non-public information should be restricted.
3.Resolving Issues Concerning Insider Trading. If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Chief Compliance Officer before trading or communicating the information to anyone.

SECTION III – SUPERVISION
The role of the Chief Compliance Officer is critical to the implementation and maintenance of this Statement on Insider Trading. These supervisory procedures can be divided into two classifications,
(1) the prevention of insider trading, and (2) the detection of insider trading.
1.Prevention of Insider Trading
To prevent insider trading the compliance official should:
(a)Answer promptly any questions regarding the Statement on Insider Trading;
(b)Resolve issues of whether information received by an officer, director, or employee is material and non-public;
(c)Ensure that officers, directors, and employees review, at least annually, and update as necessary, the Statement on Insider Trading by way of annual attestation of review of the Code of Ethics and Insider Trading Policies and Procedures in BasisCode; and

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(d)When it has been determined that an officer, director, or employee has material non- public information,
(i)Implement measures to prevent dissemination of such information, and
(ii)If necessary, restrict officers, directors, and employees from trading the securities.
2.Detection of Insider Trading
To detect insider trading, the Chief Compliance Officer should:
(e)Review the trading activity of the accounts managed by the investment adviser;
(f)Coordinate, if necessary, the review of such reports with other appropriate officers, directors, or employees of the Firm.
3.Special Reports to Management
Promptly, upon learning of a potential violation of the Statement on Insider Trading, the Chief Compliance Officer must prepare a written report to management of the Firm providing full details and recommendations for further action.
4.Annual Reports
On an annual basis, the CCO will include the following information in the Chief Compliance Officer’s Annual Report to be completed in accordance with Rule 206(4)-7. The report to the management of the Firm will set forth the following:
(a)A summary of the existing procedures to detect and prevent insider trading;
(b)Full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation; and
(c)An evaluation of the current procedures and any recommendations for improvement.

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